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                                                                  EXHIBIT (c)(5)


                                                                   NEWS RELEASE



FOR IMMEDIATE RELEASE                      Contact:  Jennifer A. Shea
                                                     Vice President
                                                     714/546-4460

                                                     Cecilia A. Wilkinson
                                                     Pondel Parsons & Wilkinson
                                                     310/207-9300

                      CIMCO ANNOUNCES SUCCESSION PLAN FOR
                   NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER
                  --GILBERT TO BECOME CHAIRMAN OF THE BOARD--

         Costa Mesa, California -- June 12, 1995 -- CIMCO, Inc. (Nasdaq: CIMC) today announced a succession plan for senior leadership of the company.

         Russell T. Gilbert, 65, who has served as CIMCO's president and chief executive officer since founding the company in 1959, has set in motion an executive search for a new president and chief executive officer. Upon hiring the new executive, Gilbert will continue on with the company and become chairman of the board.

         "It is our desire to effect a smooth transition in the day-to-day leadership of CIMCO," Gilbert said. "This is a critical time for our company as we continue our move toward regaining profitability. We have achieved a significant turnaround in our medical molding operations; our Dayton, Nevada molding plant continues to show progress; and our Compounding Group remains strong. A new president and chief executive will be stepping in at a time when our company is poised for renewed growth, capitalizing on the company's many unique capabilities."

         Gilbert added: "After three and a half decades of building CIMCO into an international diversified operation, I am enthusiastic about bringing in a new president so that I can devote more time to developing strategies and implementing plans to enhance shareholder value."

         Founded in 1959, CIMCO, Inc. is a major developer and manufacturer of high performance plastic components for commercial, industrial and medical markets. The company also custom formulates and compounds reinforced thermoplastic materials. CIMCO supplies more than 100 original equipment manufacturers in the computer, commercial irrigation, automotive safety, residential products, telecommunications and health care industries.





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